Exhibit 5.1

Goodwin Procter LLP 100 Northern Avenue Boston, MA 02210 goodwinlaw.com +1 617 570 1000

January 12, 2018

AquaBounty Technologies, Inc.

2 Mill & Main Place, Suite 395

Maynard, MA 01754

Re:	Securities Registered under Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of (i) a Registration Statement on Form S-1 (File No. 333-221435) (as amended or supplemented, the “Initial Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”) and (ii) a second Registration Statement on Form S-1 filed pursuant to Rule 462(b) promulgated under the Securities Act (the “462(b) Registration Statement,” and together with the Initial Registration Statement, the “Registration Statement”). This opinion letter is furnished to you in connection with your filing of the 462(b) Registration Statement, relating to the registration of the offering by AquaBounty Technologies, Inc., a Delaware corporation (the “Company”) of up to an additional $4,600,000 of Securities (as defined below), which consist of (i) shares of the Company’s Common Stock, $0.001 par value per share (the “Common Stock” and such shares, the “Shares”), including Shares purchasable by the underwriters upon their exercise of an over-allotment option granted to the underwriters by the Company, (ii) warrants (“the Warrants”) to purchase shares of Common Stock, including Warrants purchasable by the underwriters upon their exercise of an over-allotment option granted to the underwriters by the Company, and (iii) shares of Common Stock issuable upon exercise of the Warrants (the “Warrant Shares”) ((i) through (iii) collectively, the “Securities”) covered by the Registration Statement. The Shares and Warrants are being sold to the several underwriters named in, and pursuant to, an underwriting agreement among the Company and H.C. Wainwright & Co., LLC, as representative for such underwriters (the “Underwriting Agreement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Delaware General Corporation Law and New York law.

Based on the foregoing, we are of the opinion that:

1.	The Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

2.	The Warrants have been duly authorized and, when issued, delivered and paid for in accordance with the Underwriting Agreement, will be valid and binding obligations of the Company.

3.	Assuming a sufficient number of authorized but unissued shares of Common Stock are available for issuance when the Warrants are exercised, the Warrant Shares, when and if issued upon exercise of the Warrants in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the 462(b) Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP
GOODWIN PROCTER LLP